UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
Of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   October 9, 2018

Papa John’s International, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-21660	61-1203323
(Commission File Number)	(IRS Employer Identification No.)

2002 Papa John's Boulevard
Louisville, Kentucky 40299-2367
(Address of principal executive offices) (Zip Code)

(502) 261-7272
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.  Entry into a Material Definitive Agreement

Amendment to Debt Facilities

On October 9, 2018, Papa John’s International, Inc. (the “Company”), entered into Amendment No. 3 to Credit Agreement (the “Amendment”) which amends its existing Credit Agreement, dated as of August 30, 2017 (as previously amended, the “Existing Credit Agreement” and the Existing Credit Agreement as amended by the Amendment, the “Amended Credit Agreement”) with certain direct and indirect subsidiaries of the Company as guarantors (the “Guarantors”), JPMorgan Chase Bank, N.A., as administrative agent, and the lenders (the “Lenders”) and other agents party thereto.  The Existing Credit Agreement provided for an unsecured revolving credit facility in an aggregate available principal amount of $600.0 million (the “Revolving Facility”) and an unsecured term loan facility in an aggregate original principal amount of $400.0 million (the “Term Loan Facility” and together with the Revolving Facility, the “Facilities”). As of October 8, 2018, the outstanding principal balance under the Facilities was $585.0 million, consisting of $380.0 million outstanding under the Term Loan Facility and $205 million under the Revolving Facility.

The Amendment, among other things, (i) reduces the maximum amount available under the Revolving Facility to $400.0 million, (ii) increases the interest rate payable on outstanding loans in respect of the Facilities by an additional per annum rate of (x) 0.25% if the leverage ratio of the Company on a consolidated basis (the “Leverage Ratio”) is greater than or equal to 3.50 to 1.00 but less than 4.50 to l.00 or (y) 0.50% if the Leverage Ratio is greater than or equal to 4.50 to 1.00, (iii) increases the fee payable in respect of the unused portion of the Revolving Facility by an additional per annum rate of (x) 0.05% if the Leverage Ratio is greater than or equal to 3.50 to 1.00 but less than 4.50 to l.00 or (y) 0.10% if the Leverage Ratio is greater than or equal to 4.50 to 1.00, (iv) modifies the financial covenants in the Existing Credit Agreement by increasing the Leverage Ratio levels required to be maintained on a quarterly basis and decreasing the EBITDA plus consolidated rental expense to consolidated interest expense plus consolidated rental expense ratio levels required to be maintained on a quarterly basis, (v) requires that the Company and the Guarantors grant a security interest in substantially all of the capital stock and equity interests of their respective domestic and first tier material foreign subsidiaries to secure the obligations owing under the Facilities, and (vi) modifies certain representations, covenants, and other provisions as provided for in the Amendment.  In connection with the Amendment, the Company paid customary fees to JPMorgan Chase Bank, N.A. and the Lenders consenting to the Amendment.

The foregoing description is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

From time to time, the Company has had customary commercial and/or investment banking relationships with JPMorgan Chase Bank, N.A and/or certain of its respective affiliates.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 above under “Amendment to Debt Facilities” is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

(d)  Exhibits

Exhibit 10.1
Amendment No. 3 to Credit Agreement, dated October 9, 2018, by and among Papa John’s International, Inc., as borrower, the Guarantors party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other lending institutions that are parties thereto, as Lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Papa John’s International, Inc.
(Registrant)

Date: October 11, 2018	/s/ Joseph H. Smith, IV
Joseph H. Smith, IV
Senior Vice President, Chief Financial Officer